FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) November 3, 1995

                             SOURCE SCIENTIFIC, INC.
             (Exact name of registrant as specified in its charter)

             California              1-8311            95-2943936
    (State or other jurisdiction   (Commission        (IRS Employer
         of incorporation)         File Number)      Identification No.)

                7390 Lincoln Way, Garden Grove, California 92641
               (Address of principal executive offices) (Zip Code)

         Registrant's telephone number, including area code 714-898-9001


         (Former name or former address, if changed since last report.)





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ITEM 5.  Other Events.

         Source Scientific, Inc., a California corporation (the "Company"), executed an Agreement and Plan of Merger to be acquired by Biopool International, Inc. (Nasdaq:BIPL). The Agreement is structured as a merger of a newly formed, wholly-owned subsidiary of Biopool with and into Source, and is expected to be accounted for as a "pooling of interests." Source Scientific will operate as a subsidiary of Biopool International.

         Founded in 1987, Biopool International is headquartered in Ventura, California and operates through two additional wholly owned subsidiaries located in Ontario, Canada, and Umea, Sweden. Biopool develops, manufactures, and markets a full range of test kits to assess and diagnose blood disorders and chemistry controls used to monitor and measure the presence of therapeutic drugs and drugs of abuse. The Company's products are sold to hospitals and clinical and reference laboratories on a world-wide basis through an extensive network of distributors.

         Under the terms of the Agreement, shares of Biopool common stock will be offered in exchange for shares of Source Scientific common stock. Biopool will issue an aggregate of approximately 3.0 million new shares of common stock in the transaction. The transaction, which is expected to be concluded late in the first quarter of 1996, is subject to the satisfaction of numerous significant conditions to closing, including the completion of due diligence procedures by both companies and approval by the shareholders of Source Scientific and Biopool International.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   SOURCE SCIENTIFIC, INC.



Date:    November 8, 1995                    By:   /S/ RICHARD A. SULLIVAN
                                                 -----------------------------
                                                   Richard A. Sullivan,
                                                   President